Exhibit 10.1

PROMISSORY NOTE

$2,500,000	December 7, 2010

FOR VALUE RECEIVED, _____________, an individual residing at _____________ (hereinafter referred to as “Maker”), promises to pay to the order of CHINA GOLF GROUP, INC., a corporation duly organized and validly existing under the laws of the State of Delaware (“China Golf”) or its assigns (China Golf and its assigns are each hereinafter referred to as the “Holder”), the principal sum of Two Million Five Hundred Thousand Dollars ($2,500,000). This Note shall bear no interest. This Note is being issued as the purchase price for the Maker’s purchase of 2,000,000 shares of China Golf’s common stock, par value $.001 per share (“Common Stock”), pursuant to a certain Securities Purchase Agreement, dated December 7, 2010 among China Golf, the Maker and other investors named therein (the “Securities Purchase Agreement”).

All principal on this Note shall be payable in two installments as set forth in the following schedule:

(1)	Five Hundred Thousand Dollars ($500,000) on or before December 10, 2010; and
(2)	The remaining balance of the principal of this Note on or before January 31, 2011 (the “Expiration Date”).

All sums payable hereunder are payable in lawful money of the United States of America and in immediately available funds at such place or places as the Holder may designate in writing.  This Note may be prepaid at any time, in whole or in part, without penalty. All sums paid under this Note shall be applied first to any fees, expenses and other charges then due and unpaid, in such order as the Holder shall determine, with the remaining principal amount, if any, to be applied to unpaid principal.

Any failure to pay any amounts due hereunder when due shall constitute an event of default hereunder, and upon and following such event of default, the Holder may proceed to protect and enforce its rights under applicable law, in equity or other appropriate proceeding, including, without limitation, an action for specific performance to enforce or aid in the enforcement of any provision herein. If an event of default occurs, the full principal amount of this Note and such other amounts owing in respect thereof, shall become immediately due and payable. On the occurrence of an event of default this Note shall bear interest at the lesser of (i) the compounded rate of one-and-a-half (1.50%) percent per month until such event of default is cured or (ii) the maximum permitted under applicable law. Such interest payable shall be computed on the basis of the actual number of days elapsed using a three-hundred-sixty-five(365)-day year. Holder need not provide and the Maker hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Any declaration of default may be rescinded and annulled by the Holder at any time prior to payment hereunder and the Holder shall have all rights as a noteholder until such time, if any, as the full payment shall have been received by it.  No such rescission or annulment shall affect any subsequent event of default or impair any right consequent thereon.

The Holder may assign, transfer or negotiate this Note and any security for the performance of Maker's obligations hereunder, and in such event all provisions of this Note shall inure to the benefit of and may be exercised by or on behalf of the successor Holder, and all payments of principal and of interest, if any, due and to become due under this Note shall not thereafter be subject to any defense, counterclaim or set-off which the Maker may have against any prior Holder.

No renewal or extension granted, or any indulgence shown to, or any release of, or any dealings between the Holder and any other person, corporation, or entity now or hereafter interested in this Note or in the property securing this Note, shall discharge, extend or in any way affect the obligations of Maker hereunder.

Maker will pay the legal and other fees and expenses of the Holder reasonably incurred in connection with or incidental to the enforcement of any of the obligations of Maker or rights of the Holder under this Note, by litigation, foreclosure, or otherwise; and all such fees and expenses shall be indebtedness under this Note.

This Note may not be modified or terminated orally.  This Note for all purposes shall be enforced and construed in accordance with the substantive law of the State of New York, without resort to that state's conflict of laws rules.  The Maker hereby consents to the exclusive jurisdiction and venue of the state and federal courts located in New York County, New York with respect to any matters arising from enforcement of this Note.

IN WITNESS WHEREOF, the undersigned has executed this Note under seal as of the date first above written.

By:  ______________________________________
Name:

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